Exhibit 10(b)
RETIREMENT AGREEMENT AND GENERAL RELEASE

This Retirement Agreement and General Release (this "Agreement") is entered into by and among Tenet Healthcare Corporation (“Tenet”), Tenet Business Services Corporation (the “Company”) and Dan Cancelmi (“Executive”) who agree as follows:

1.Executive’s last day of employment with the Company will be April 15, 2025 (“Last Day Worked”). From the date of this Agreement until December 31, 2023, Executive will continue his full-time employment with the Company as Executive Vice President and Chief Financial Officer (“Full-Time Employment Period”), and from January 1, 2024 through the Last Day Worked, Executive will serve as a non-executive senior advisor, providing transition services and support to Tenet and the Company at such times and places as are mutually agreed among the parties (“Part-Time Employment Period”). For the avoidance of doubt, the parties acknowledge and agree that Executive’s services to the Company following December 31, 2023 are reasonably anticipated to permanently decrease as mutually agreed among the parties to no more than 20 percent of the average level of bona fine services performed prior to such date and, therefore, that Executive shall have incurred a “separation from service” for purposes of the SERP and ERA on December 31, 2023. Following December 31, 2023, Executive will not be authorized to bind or make any commitments on behalf of the Company and will no longer be an executive officer of Tenet. The Company will pay Executive all compensation due to him as of his Last Day Worked. Executive agrees that, except as expressly set forth herein, for all other purposes his employment will be formally terminated as of his Last Day Worked and the Company will have no further obligations to Executive except as set forth herein.

2.The parties further agree to the following:

a.Base Salary & Benefits: All full-time compensation and benefits will continue during the Full-Time Employment Period. Thereafter during the Part-Time Employment Period, Executive shall receive a base salary of $750 per week from January 1, 2024 through the Last Day Worked, with such salary payments made in accordance with the standard payroll practices of the Company. Executive and his eligible dependents will also continue to be eligible for applicable medical, dental and prescription benefits through his Last Day Worked and until Executive reaches the age of 65, and thereafter be eligible to elect COBRA coverage.
b.AIP Bonus: Executive will be eligible to receive a bonus payment for 2023 under the Fourth Amended Tenet Healthcare Corporation Annual Incentive Plan (as amended, the “AIP”) as described in Section 11(c) of the AIP, which will be subject to achievement of applicable performance criteria and will be paid at the same time and pursuant to the same conditions applicable to other employees. Executive will not be eligible to receive a bonus payment for 2024 or thereafter under the AIP during the Part-Time Employment Period.
c.Long-term Incentives: Executive will continue to vest in his outstanding unvested awards in Restricted and Performance Stock, Performance Stock Options and Performance Cash (the “Outstanding Equity Awards”) through the Last Day Worked in accordance with the applicable vesting schedule for each grant. Executive will not be eligible to receive any new or additional Restricted or Performance Stock, Performance Stock Options, Performance Cash or other long-term incentive awards after December 31, 2023.

d.SERP & ERA: Executive is a participant in the Tenet Healthcare Corporation Tenth Amended and Restated Supplemental Executive Retirement Plan (as amended, the “SERP”) and the Eighth Amended and Restated Tenet Executive Retirement Account (as amended, the “ERA”). Executive will continue to be eligible for and vest in his SERP and ERA benefits until his Last Day Worked, and will be entitled to payment of his vested SERP benefits in accordance with the terms and conditions of the SERP (subject to the adjustment provided for in the next sentence) and the ERA after his Full-Time Employment ends on December 31, 2023, subject to the required six month delay for Key Employees with a catch-up payment equal to the six months of benefits that would have been paid during the delay period under the Key Employee provisions of the SERP. At the end of April 2025, Executive’s SERP benefits will be recalculated under the terms of the SERP to account for his age as of that date and such recalculated SERP benefit will be payable on a prospective basis beginning May 1, 2025, without offset for any SERP benefits previously paid to him. Executive agrees that nothing herein limits the enforceability of the Conditions Precedent under the SERP as set forth therein. Further, nothing herein is intended to negatively impact or otherwise reduce Executive’s benefits under the SERP and ERA.
e.Death & Disability: In the event of Executive’s death or disability prior to the Last Day Worked, all compensation, benefits, AIP bonus, long-term incentives, SERP and ERA shall be governed by the applicable Company plan or policy.
3.Executive agrees he will cooperate fully with Tenet, upon request, in relation to the defense, prosecution or other involvement in any continuing or future claims, lawsuits, charges, and internal or external investigations which arise out of events or business matters over which Executive had responsibility during his employment with the Company. Such continuing duty of cooperation shall include making himself available to the Company, upon reasonable notice, for depositions, interviews, and appearance as a witness, and furnishing information to Tenet and its legal counsel upon request. Tenet will reimburse actual documented reasonable out-of-pocket expenses necessarily incurred as a result of such cooperation, such as travel, lodging, and meals.

4.At all times following the date hereof, Executive will not directly or indirectly reveal, divulge or make known to any person or entity, or use for Executive's personal benefit, any information acquired during Executive's employment with Tenet and its subsidiaries with regard to the financial, business or other affairs of Tenet and its subsidiaries (including without limitation any list or record of persons or entities with which any member of Tenet and its subsidiaries has any dealings), other than:

a.information already in the public domain, or
b.information that Executive is required to disclose under the following circumstances:
    i.    at the express direction of any authorized governmental entity;
    ii.    pursuant to a subpoena or other court process;
    iii.    as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or
    iv.    as otherwise necessary, in the opinion of counsel for Executive, to be disclosed by Executive in connection with any legal action or proceeding involving Executive and Tenet or the Company in his capacity as an employee, officer, director, or stockholder of Tenet or the Company.

Executive will, at any time requested by the Company, promptly deliver to the Company all memoranda, notes, reports, lists and other documents (and all copies thereof) relating to the business of which he may then possess or have under his control.

The parties agree that no provision of this Agreement shall be construed or interpreted in any way to limit, restrict or preclude either party hereto from cooperating or communicating with any governmental agency in the performance of its investigatory or other lawful duties nor does the Agreement limit the Executive’s right to receive a statutory award for information provided to any governmental agency.

5.Executive covenants that he has no claim, grievance or complaint against Tenet currently pending before any state or federal court, agency, or tribunal; and hereby releases and discharges Tenet and all of its respective predecessors, successors, parents, subsidiaries, affiliated and/or related entities and its and their directors, officers, supervisors, executives, representatives and agents (hereinafter, “Tenet Releasees") from all statutory and common law claims that Executive has or may have against the Tenet Releasees arising prior to Executive’s execution of this Agreement and/or arising out of or relating to his employment or retirement therefrom (herein, "Released Claims"). Executive shall provide the Tenet Releasees the same release on his Last Day Worked (“Supplemental Release”), and execute such documentation provided by the Company to evidence such Supplemental Release at that time. The term “Released Claims” does not include any claim for vested benefits under the Tenet Healthcare Corporation 401(k) Retirement Savings Plan, the Tenet Employee Benefit Plan, the Deferred Compensation Plan, Tenet’s Stock Incentive Plans, the SERP or the ERA, or any of Executive’s indemnification or insurance coverage rights, or any rights under this Agreement. Without limitation, the Released Claims include claims arising under Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Lilly Ledbetter Fair Pay Act, the Worker Adjustment and Retraining Notification Act, any analogous local or state laws or statutes in the state(s) in which Executive was last employed and any other claim based upon any act or omission of any of the Tenet Releasees occurring prior to Executive’s execution of this Agreement. Executive further waives any right to any individual monetary or economic recovery or equitable relief against Tenet Releasees in any administrative proceeding or in any action, lawsuit, hearing or other proceeding instituted by any agency, person or entity, except to the extent such waiver is prohibited by law or expressly permitted herein.

6.This Agreement constitutes a voluntary waiver and release of Executive's rights and claims under the Age Discrimination in Employment Act and pursuant to the Older Workers Benefit Protection Act.  Executive is hereby advised and is aware of his right to consult with legal counsel of his choice prior to signing this Agreement.  Executive acknowledges that he has twenty-one (21) days during which to consider, sign and return this Agreement, but he may elect to return the executed agreement prior to the expiration of that time.  Executive has the right to revoke this Agreement for a period of seven (7) days after his execution of the Agreement.   This Agreement shall not become effective or enforceable until Executive executes this Agreement.

7.Section 1542 of the Civil Code of the State of California (“Section 1542”) provides:

        A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR

SUSPECT TO EXIST IN HIS OR HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HIS, WOULD HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

Executive waives all rights under Section 1542 or any other law or statute of similar effect in any jurisdiction with respect to the Released Claims. Executive acknowledges that he understands the significance and specifically assumes the risk regarding the consequences of such release and such specific waiver of Section 1542 and analogous state or local law or statute. Executive acknowledges and agrees that this Agreement releases all Released Claims existing or arising prior to Executive’s execution of this Agreement which Executive has or may have against the Tenet Releasees whether such claims are known or unknown and suspected or unsuspected by Executive and Executive forever waives all inquiries and investigations into any and all such claims.

8.Executive shall return to Tenet on Executive’s Last Day Worked all property in his possession or control, including without limitation, equipment, telephones, credit cards, keys, pagers, tangible proprietary information, documents, computers and computer discs, files and data, which Executive prepared or obtained during the course of his employment with Tenet.

9.Executive and the Company hereby agree that any dispute, controversy or claim arising from Executive’s relationship with Tenet or his retirement therefrom, any dispute over the validity, enforcement, scope, breach or interpretation of this Agreement and any dispute regarding unreleased claims or future claims between the parties, including the arbitrability of any such dispute, which cannot be settled by mutual agreement, will be finally settled by binding arbitration in accordance with the applicable Employment Dispute Resolution Rules of the American Arbitration Association (“AAA”). The arbitrator shall have the authority to award any remedy that would have been available to Executive or the Company in court under applicable law and the decision of the arbitrator will be final, unappealable and binding. A judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties and the arbitrator will keep confidential, and will not disclose to any person, except the parties' advisors and legal representatives, or as may be required by law or to enforce in court an arbitrator's award, the existence of any controversy under this Section 9, the referral of any such controversy to arbitration or the status or resolution thereof. Notwithstanding the foregoing, this Section 9 shall not preclude or otherwise limit any member of Tenet from seeking injunctive relief in any court of competent jurisdiction. In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement, the parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.

10.In exchange for the consideration described in this Agreement, Executive agrees that he will comply with the following covenants:

a.Non-Competition. From Executive’s Last Day Worked through such period provided in the SERP (the “Restricted Period”), Executive agrees to comply with the non-compete provision set forth in Section 9.4 of the SERP.
b.Agreement Not To Solicit Employees. During the Restricted Period, Executive will not directly or indirectly solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or any agent of, Tenet or its subsidiaries (or who was within twelve (12) months prior to the Last Day Worked was so employed or engaged) to terminate such employee's employment or agency, as the case may be, with Tenet or its subsidiaries.
c.Nondisparagement. At all times following the date hereof, Executive will not disparage any member of Tenet or its subsidiaries, or their respective boards of directors or other governing bodies, executives, employees and products and services. Tenet will instruct the management of Tenet to not disparage the Executive at all times following the date hereof. For purposes hereof, disparagement does not include:
(i)    compliance with legal process or subpoenas to the extent only truthful statements are rendered in such compliance attempt,
(ii)    truthful statements in response to an inquiry from a court or regulatory body, or
(iii)    truthful statements in rebuttal of media stories.
d.    Enforcement. Executive acknowledges that he has carefully read and considered all the terms and conditions of this Amendment and the Agreement, including the restraints imposed upon his. Executive agrees that each of the restraints contained herein are necessary for the protection of the goodwill, confidential information and other legitimate interests of Tenet; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which Executive is bound by such restraints. Executive further acknowledges that, were he to breach any of the covenants contained in this section, the damage to Tenet would be irreparable. Executive therefore agrees that Tenet, in addition to any other remedies available to it, shall be entitled to injunctive relief against any breach or threatened breach by the Executive of any of said covenants.

11.Neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by any of the Tenet Releasees of any violation of any law or regulation or of any liability whatsoever to Executive. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.

12.This Agreement contains the entire agreement and understanding between Tenet, the Company and Executive and supersedes all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. This is an integrated document.

13.Should any provision, part or term of this Agreement be held to be invalid or unenforceable, the validity and enforceability of the remaining parts, terms and provisions shall not be affected thereby, and a suitable and equitable provision shall be substituted to carry out, so far as may be enforceable and valid, the intent and purpose of the invalid or unenforceable provision.

14.This Agreement shall be binding upon and shall inure to the benefit of Executive, Tenet, the Company and the Tenet Releasees and their respective heirs, administrators, successors and assigns.

15.This Agreement may be executed in counterparts, and each counterpart when executed shall have the efficacy of a signed original. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

16.This Agreement shall be construed and enforced in accordance with, and governed by, the laws of state of Texas.

17.Executive represents and affirms that he has carefully read and fully understands the provisions of this Agreement and that he is voluntarily entering into this Agreement.

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DATED: August 9, 2023 /s/ Daniel John Cancelmi DAN CANCELMI	DATED: August 9, 2023 FOR TENET BUSINESS SERVICES CORPORATION By /s/ Tom Arnst Its COA
DATED: August 9, 2023 FOR TENET HEALTHCARE CORPORATION By Tom Arnst Its CAO